Exhibit 99.1

Tix Corporation Announces that it has Purchased Stand-By Golf Las Vegas

Studio City, California - December 4, 2006 - TIX CORPORATION (OTCBB: TIXC) (the “Company”) is pleased to announce that it has purchased the business assets and license for Stand-By Golf Las Vegas, who sells discounted golf reservations to most Las Vegas golf courses. The transaction was consummated on Thursday, November 30, 2006. The initial purchase price was paid in restricted common stock of Tix Corporation, with earn-out potential for the sellers, William Bartfield and David Bates as net revenue from operations increase over the next three years.

Stand-By Golf has operated in the Las Vegas area for approximately ten years, offering tee-time bookings to approximately 35 Las Vegas area golf courses at significant discounts. The staff of Stand-By Golf has transferred to Tix Corporation’s wholly-owned subsidiary, Tix4Tonight, who will have the day-to-day operational responsibilities of its new discount golf business. The Company anticipates marketing its new golf offerings at its four Las Vegas facilities, online and at its Las Vegas office call center.

Mitch Francis, CEO of Tix Corporation and Tix4Tonight said, “Discount golf is a logical next product category to add to our current offerings in Las Vegas of half-price shows and dinners.” He continued, “Associating with William Bartfield and David Bates, whose vast experience give us a tremendous head start into this exciting new direction. We are optimistic that our new discount golf operation will contribute to our net revenue and thus enhance shareholder value.”

Tix Corporation’s wholly-owned subsidiary, Tix4Tonight, sells tickets for Las Vegas shows, concerts, attractions and sporting events at half-price, on the same day of the performance. Tix4Tonight has four prime ticket booth facilities, strategically placed at highly foot-trafficked locations in Las Vegas, Nevada. They include the Hawaiian Marketplace at the South end of the Strip, the Fashion Show Mall in front of Neiman Marcus, directly across the street from the new Wynn Resort at the middle of the Strip, North Strip, across from the Stardust Hotel, and a new downtown Las Vegas facility in the Four Queens Hotel, fronting onto the Fremont Street Experience.

For more information and answers to typical questions about how the Tix4Tonight service works, call 877-849-4868 or visit www.tix4tonight.com.

Cautionary Statement pursuant to Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995:

All statements in this news release that are not statements of historical fact are deemed to be forward-looking statements. These forward-looking statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. Many of these risks and uncertainties are identified in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update these forward-looking statements. This document is only for the general information of shareholders, potential investors and other interested parties, and is not to be construed as an offer to sell or the solicitation of an offer to buy any securities. The opinions expressed herein are the current opinions of management as of the date appearing on this document.

Press Release Source: TIX CORPORATION

Media Contacts:
TIX CORPORATION
Mitch Francis, Chief Executive Officer
818-761-1002